SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             LaSalle Global Real Estate Income Fund, Inc.

Address of Principal Business Office (No. & Street, City , State, Zip Code):

                  100 Park Avenue
                  New York, New York 10017

Telephone Number (including area code):

                  (212) 850-1864

Name and address of agent for service of process:

                  Lawrence P. Vogel, Treasurer
                  100 Park Avenue
                  New York, New York 10017

With copies of Notices and Communications to:

                  Leonard B. Mackey, Jr.
                  Clifford Chance US LLP
                  200 Park Avenue
                  New York, New York 10166

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                 YES |X|                 NO |_|

                                    SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 20th day of April, 2004.

                                    LaSalle Global Real Estate Income Fund, Inc.
                                    (REGISTRANT)

                                    By: /s/ Brian T. Zino
                                        ----------------------------------------
                                        Brian T. Zino
                                        President

Attest: /s/ Frank J. Nasta
        -------------------------------
        Frank J. Nasta
        Secretary